UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 23, 2015

COEUR MINING, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8641	82-0109423
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

104 S. Michigan Ave., Suite 900, Chicago, IL	60603
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 489-5800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4I under the Exchange Act (17 CFR 240.13I(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On June 23, 2015, Coeur Mining, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, as borrower, certain subsidiaries of the Company, as guarantors, the lenders party thereto and Barclays Bank Plc, as administrative agent. The Credit Agreement provides for a $100,000,000 senior secured term loan (the “Loan”), the proceeds of which are expected to be used to repay the indebtedness outstanding under the Company’s existing Credit Agreement, dated as of March 31, 2015 (the “Existing Credit Facility”) and finance working capital and general corporate purposes of the Company and its subsidiaries.

Closing under the Credit Agreement will only occur upon the satisfaction of the conditions precedent set forth therein, including the condition that the Existing Credit Agreement be repaid in full and terminated, and all of the liens granted thereunder be released. The Loan was funded on June 25, 2015 (the “Closing Date”) and has a term of five years. The Loan will bear interest at a rate selected by the Borrower equal to either a base rate plus a margin of 7% or an adjusted LIBOR rate plus a margin of 8%.

Voluntary prepayments of the Loan under the Credit Agreement are permitted, subject to the payment of a make-whole premium if such prepayment occurs prior to the first anniversary of the Closing Date, a premium of 105.0% of the principal amount between the first anniversary and the second anniversary of the Closing Date and a premium of 103.0% if such prepayment occurs on or after the second anniversary but prior to the third anniversary of the Closing Date. The Credit Agreement requires amortization payments equal to 1.0% of the principal amount of the Loan per annum and also requires net cash proceeds of debt issuances, excess cash flow, asset sales and casualty insurance recoveries (in each case, subject to certain exceptions) to either be reinvested in long-term assets used in the Company’s business or be applied as a mandatory prepayment of the Loan. Amounts repaid on the Loan may not be re-borrowed.

The Loan is secured by substantially all of the assets of the Company and its domestic subsidiaries, including the land, mineral rights and infrastructure at the Kensington, Rochester and Wharf mines, as well as a pledge of the shares of certain of the Company’s subsidiaries. The Credit Agreement contains representations and warranties and affirmative and negative covenants that are usual and customary, including representations, warranties, and covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional debt, incur or permit liens on assets, make investments and acquisitions, consolidate or merge with any other company, engage in asset sales and make dividends and distributions. The Credit Agreement also contains representations, warranties, and covenants that, among other things, require compliance with environmental laws and maintenance of mining rights. The Credit Agreement does not contain any financial covenants. Obligations under the Credit Agreement may be accelerated upon certain customary events of default (subject to grace periods, as appropriate), including among others: nonpayment of principal, interest or fees; breach of the affirmative or negative covenants; breach of the representations or warranties in any material respect; payment default on, or acceleration of, other material indebtedness; bankruptcy or insolvency; material judgments entered against the Company or any of its restricted subsidiaries; termination or default of any material contract or license relating to the Kensington, Rochester and Wharf mines; invalidity or unenforceability of the Credit Agreement or other documents associated with the Credit Agreement; and a change of control of the Company.

A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Credit Agreement is a summary only and is qualified in its entirety by the terms of the Credit Agreement.

Item 1.02. Termination of a Material Definitive Agreement

The Credit Agreement replaces the Existing Credit Agreement. All commitments under the Existing Credit Agreement were terminated and all obligations thereunder were repaid effective on June 25, 2015, concurrent with closing under the Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth above in Item 1.01 is incorporated by reference in this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

List of Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated June 23, 2015, by and between Coeur Mining, Inc., certain subsidiaries of Coeur Mining, Inc., as guarantors, the lenders party thereto and Barclays Bank Plc, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COEUR MINING, INC.

By:	/s/ Peter C. Mitchell
Name: Peter C. Mitchell
Title: Senior Vice President and Chief Financial Officer

DATED: June 25, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated June 23, 2015, by and between Coeur Mining, Inc., certain subsidiaries of Coeur Mining, Inc., as guarantors, the lenders party thereto and Barclays Bank Plc, as administrative agent.